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                                                                    Exhibit 10.9

                              [COGENT LETTERHEAD]


                                                            1015 31st Street, NW
                                                                       Suite 330
                                                            Washington, DC 20007
                                                              Tel: 202-965-4127-
                                                               Fax: 202-338-8798
April 3, 2000


Mr.  Scott Stewart
******

Dear Scott:

Cogent Communications ("Company") is offering Scott Stewart ("Executive") the position of Vice President of Real Estate. Responsibilities for this position will include building the real estate organization within the company, leading the building access effort and general management of a team of approximately 8 - 10 individuals. The current cash compensation for this position will be a base salary of $145,000 and $45,000 payable as a bonus based upon mutually agreeable performance targets both corporate and individual. Base salary will be paid semi-monthly. Due to the early stage nature of Cogent's business plan, your initial year 2000 performance targets have been deemed met and a bonus of $29,970 (prorated for year 2000) will be payable on a quarterly basis for the rest of the year 2000. The next year's bonus payment structure will be determined at a later date. Upon over achievements of targets and milestones, there will be a loading factor applied to the compensation with a structure as follows: 60% based on personal achievement, 20% based on organization achievement, and 20% based on company achievement.

In addition to the cash compensation you receive, Cogent will issue 185,000 shares of options to purchase common equity in the company at a strike price of $.25. 100% of these options will vest straight line on a quarterly basis over a 4 year period. Vesting will begin on your start date of April 4th, 2000. Based upon the targeted capitalization of the company, there will be approximately up to 49.5 million shares outstanding.

Cogent will periodically perform employee evaluations at minimum intervals of 12 months commencing within 18 months of your employment. These reviews will be utilized to evaluate your compensation package relative to the market for similar level professionals at organizations of comparable stage of development and market opportunity to Cogent. The findings of these reviews will be submitted to the company's compensation committee for final decision and appropriate compensation adjustments.

In the event of Constructive Termination Without Cause, Termination Without Cause, Change in Control, or Potential Change in Control, Executive will receive 9 month's salary against $145,000, nine months of benefits coverage, all vested shares and shares to be vested in the quarter of termination. In the event of a Change of Control or Potential Change in Control and


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either Termination Without Cause or Constructive Termination, in addition to the above mentioned conditions, Executive will receive 50% of your unvested shares at the $.25 strike price.

For purposes of this Agreement, the term "Cause" means (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company after written notification by the Company, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of the Company.

For the purposes of this Agreement, a "Change in Control" shall be deemed to occur if (i) the stockholders of the Company approve a definitive agreement to merge the Company into or consolidate the Company with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, (ii) the "beneficial ownership" (as defined in Rule l3d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Company is acquired, other than from the Company, by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act, or (iii) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof.

For the purposes of this Agreement, a "Potential Change in Control" shall be deemed to occur if (i) a tender offer is made for the stock of the Company representing 50% or more of the total voting power of the Company's stock; (ii) any person makes a solicitation of proxies for the election of directors who have not been recommended by the Company; (iii) the Company enters into negotiations with respect to a transaction which would upon consummation constitute a Change in Control; or (iv) the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control has occurred.

The relocation by the Company of the Executive's office to a location more than 50 miles from the Company's present office shall constitute an event of Termination without Cause, Constructive Termination without Cause or a Change in Control.

In order to compensate you for moving expenses associated with this position, Cogent proposes a $40,000 moving budget with a commitment on your part to relocate your principal residence to the company's headquarter location in Washington, DC within 9 months. During the intervening period, you are committed to spending 5 days per week at the company's headquarters or on company related travel and bearing all non-company related travel and lodging expenses associated with that commitment from the above mentioned budget.

As a member of the Cogent team, you will be entitled to company funded health care insurance, dental coverage, and life insurance. The company will also implement a 401k retirement plan that will be corporately administered, however, it will require individual contributions on a non-matching basis by individual participants. Cogent is prepared to offer 3 weeks of paid


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vacation. Additionally, the company will implement 6 fixed major holidays and there will be 1 discretionary floating holiday to be chosen from other less recognized holidays.

Upon acceptance of this offer of employment, you will be required to sign a non-compete and non-disclosure agreement with the company.

We understand there may be some transition time while you wrap up your current project.

If this offer is accepted by April 3rd, 2000, your effective employment date will be considered April 4th, 2000 and your vesting will begin at that time. During the period of time between April 4th, 2000 and April 28, 2000, your duties and responsibilities will be from your current location. Your availability will be on an as-needed telephonic basis and during this period of employment, your sole compensation will be the accrued vesting of your options. The cash portion of your compensation will commence upon your full time employment in Washington, DC on or about April 28th, 2000.

We look forward to having you join our team and build the most advanced next generation network for high speed Internet services, This offer remains in effect through April 28, 2000 at 2:00 pm. If you have any further questions, please give me a call at 202-338-4067.

Sincerely,


Dave Schaeffer


Agreed and Accepted


         /s/
-------------------------

Scott Stewart